Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS (in thousands, except per share data)

Insmed Incorporated, a Virginia corporation (“Insmed” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Transave, Inc., a Delaware corporation (“Transave Inc.”), certain wholly owned subsidiaries of the Company and the Stockholders Agent (as defined in the Merger Agreement) on December 1, 2010, pursuant to which one of the Company’s wholly owned subsidiaries was merged with and into Transave Inc., with Transave Inc. as the surviving corporation and, immediately thereafter and as part of an integrated transaction, Transave Inc. was merged with and into Transave, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Transave LLC”), with Transave LLC as the surviving company (collectively, the “merger”).  As a result of the merger, the separate corporate existence of Transave Inc. ceased to exist and Transave LLC survived the merger as a wholly owned subsidiary of the Company.  For purposes hereof, “Transave” means either Transave Inc. (prior to the merger) or Transave LLC (following the merger), as the context requires.

The merger has been accounted for using the acquisition method of accounting and, accordingly, the tangible and intangible assets acquired and liabilities assumed were recorded at their estimated fair values as of the date of the acquisition.  As of the date of this Form 8-K, Insmed has not completed the detailed valuations necessary to finalize the estimate of the fair value of the assets acquired and the liabilities assumed from Transave and the related allocations of purchase price, finalized its calculations of the fair value of the preferred stock issued in the transaction, nor completed its analysis of the deductibility of the net operating losses associated with the consolidated company.  Thus, the purchase price allocation below is preliminary, and is subject to further adjustment.  The provisional items pending finalization are the valuation of the acquired intangible assets, goodwill, property and equipment and income tax related matters. The adjustments may be material resulting in a retrospective change to our unaudited pro forma condensed combined financial statements.

Our estimate of the total purchase price of Transave, before consideration of the net liabilities assumed by the Company, is summarized as follows:

25,938,818 shares of common stock issued	$18,452,875
91,745,892 shares of preferred stock issued	55,964,994
Cash consideration paid	561,280
Transave debt (paid by Insmed at closing)	7,982,752
Total estimated purchase price of acquisition	$82,961,901

The Merger Agreement includes a holdback of approximately 17,652,707 shares of Series B Conditional Convertible Preferred Stock with an estimated fair value of $10,768,151, which were included in the 91,745,892 shares of preferred stock issued as part of the purchase price.  Such shares were held back to satisfy any indemnification claims by Insmed against Transave with respect to breaches of representations, warranties and covenants by Transave, which will be treated as post closing purchase price adjustments.  Such shares will be delivered to Transave stockholders that have not perfected appraisal rights under the Delaware General Corporation Law and that are otherwise entitled to Merger Consideration (“Eligible Stockholders”), with necessary adjustments made for indemnity claims, on the distribution dates specified in the Merger Agreement.

In accordance with current accounting rules, the Company has made its best estimate of the shares to be issued at the conclusion of this holdback period at arriving at the above estimate of the purchase price.

Our fiscal year and Transave’s fiscal year end on December 31 of each year. The following unaudited pro forma condensed combined consolidated financial statements have been prepared to assist you in your analysis of the financial effects of the merger, and is presented in accordance with accounting principles generally accepted in the United States of America. The unaudited pro forma condensed combined consolidated statements of operations for the nine months ended September 30, 2010 and the twelve months ended December 31, 2009, combine the historical results for Insmed and Transave for the nine months ended September 30, 2010 and the twelve months ended December 31, 2009, respectively, as if the acquisition had occurred on January 1, 2009.  The unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2010 combines the historical results for Insmed and Transave as of September 30, 2010, as if the acquisition had occurred on September 30, 2010.

The pro forma information is being furnished solely for informational purposes and is not necessarily indicative of the combined results of operations that might have been achieved for the period indicated, nor is it necessarily indicative of the future results of the combined company. The pro forma information does not reflect cost savings expected to be realized from the elimination of certain expenses and from synergies expected to be created or the costs to achieve such cost savings or synergies. No assurance can be given that cost savings or synergies will be realized. Income taxes do not reflect the amounts that would have resulted had Insmed and Transave filed consolidated income tax returns during the period presented. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Form 8-K. You should read our pro forma condensed combined consolidated financial information in conjunction with (i) the Company’s consolidated financial statements and the related notes, the Company’s “Selected Consolidated Financial and Operating Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which all appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, (ii) the Company’s condensed consolidated unaudited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which appear in the Company’s Quarterly Report on Form 10-Q as of September 30, 2010.

INSMED INCORPORATED
Consolidated Balance Sheets
As of September 30, 2010
(in thousands)

	Historical		Pro Forma
	Insmed	Transave	Adjustments		Pro Forma

Assets
Current assets:
Cash and cash equivalents	$9,687	$1,209	$(5,105)	(a)	$5,791
Short-term investments	114,605	-	(8,000)	(a)	106,605
Income tax receivable	59	-	-		59
Accounts receivable, net	178	-	-		178
Prepaid expenses	364	43	-		407
Total current assets	124,893	1,252	(13,105)		113,040

Long-term assets:
Certificate of deposit	2,085	-	-		2,085
Fixed assets, net of depreciation	-	1,238	-		1,238
Deferred financing fees	-	100	-		100
In-process R & D & other intangible assets	-	-	87,517	(b)	87,517
Other assets	-	91	-		91
Total long-term assets	2,085	1,429	87,517		91,031

Total assets	$126,978	$2,681	$74,412		$204,071

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$431	$2,926	$-		$3,357
Accrued project costs & other	1,150	1,778	(1,150)	(c)	1,778
Capital lease obligations, current	-	92	-		92
Payroll liabilities	481	-	-		481
Interest payable	-	-	-		-
Deferred rent	132	-	-		132
Deferred revenue	98	-	-		98
Venture debt, current	-	5,054	(4,252)	(d)	802
Total current liabilities	2,292	9,850	(5,402)		6,740

Long-term liabilities:
Warrant liability	-	3,868	(3,868)	(d)	-
Convertible notes	-	17,660	(17,660)	(d)	-
Venture debt, net of current	-	3,275	(3,275)	(d)	-
Capital lease obligations, net of current maturities	-	94	-		94
Total long-term liabilities	-	24,897	(24,803)		94

Total liabilities	2,292	34,747	(30,205)		6,834

Stockholders' equity:

Common stock	1,303	22	237	(e)	1,562
Preferred stock	-	91,843	(91,843)	(e)	-
Convertible preferred stock	-	-	917	(e)	917
Additional paid-in capital	350,458	8,775	65,384	(e)	424,617
Accumulated deficit	(228,666)	(132,706)	127,796	(e)	(233,576)
Accumulated other comprehensive income:
Unrealized gain on investment	1,591	-	-		1,591
Net stockholders' equity	124,686	(32,066)	102,491		195,111

Total liabilities and stockholders' equity	$126,978	$2,681	$72,286		$201,945

INSMED INCORPORATED
Consolidated Statements of Operations
For the Nine Months Ended September 30, 2010
(in thousands, except per share data)

	Historical		Pro Forma
	Insmed	Transave	Adjustments		Pro Forma

Royalties	$3	$-	$-		$3
Other expanded access program income, net	5,597	-	-		5,597
Total revenues	5,600	-	-		5,600

Operating expenses:
Research and development	2,304	8,616	-		10,920
Selling, general and administrative	5,058	2,579	-		7,637
Other expenses	-	642	-		642
Total expenses	7,362	11,837	-		19,199

Operating loss	(1,762)	(11,837)	-		(13,599)

Investment income	1,280	2	-		1,282
Interest expense	(28)	(3,547)	3,547	(f)	(28)
Other income	-	4	-		4
Change in fair value of warrant liability	-	330	(330)		-
Income (loss) before taxes	(510)	(15,048)	3,217		(12,341)

Income tax (expense) benefit	(80)	10	(64)	(h)	(134)

Net (loss) income	$(590)	$(15,038)	$3,153		$(12,475)

Basic net (loss) income per share	$(0.00)				$(0.08)

Shares used in computing basic net (loss) income per share	130,253		25,939	(g)	156,192

Diluted net (loss) income per share	$(0.00)				$(0.05)

Shares used in computing diluted net (loss) income per share	130,253		117,685	(g)	247,938

INSMED INCORPORATED
Consolidated Statements of Operations
For the Twelve Months Ended December 31, 2009
(in thousands, except per share data)

	Historical		Pro Forma
	Insmed	Transave	Adjustments		Pro Forma

Sales, net	$-	$-	$-		$-
Royalties	129	-	-		129
License income	-	-	-		-
Grant revenue	1,044	2,325	-		3,369
Other expanded access program income, net	9,200	-	-		9,200
Total revenues	10,373	2,325	-		12,698
					-
Operating expenses:					-
Research and development	9,207	18,227	-		27,434
Selling, general and administrative	9,840	3,951	(1,150)		12,641
Other expense	-	235	-		235
Total expenses	19,047	22,413	(1,150)		40,310
					-
Operating loss	(8,674)	(20,088)	1,150		(27,612)
					-
Investment income	808	3	-		811
Realized loss on investments	-	-	-		-
Interest expense	(781)	(2,026)	2,026	(f)	(781)
Gain on sale of asset, net	127,474	-	-		127,474
Change in fair value of warrant liability	-	79	(79)		-
Income (loss) before taxes	118,827	(22,032)	3,097		99,892
					-
Income tax expense	477	21	62	(h)	560
					-
Net income (loss)	$118,350	$(22,053)	$3,035		$99,332
					-
Basic net income (loss) per share	$0.93				$0.41
					-
Shares used in computing basic net income (loss) per share	127,115		117,685	(g)	244,800
					-
Diluted net income (loss) per share	$0.93				$0.41
					-
Shares used in computing diluted net income (loss) per share	127,270		117,685	(g)	244,955

INSMED INCORPORATED
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND THE TWELVE MONTHS ENDED DECEMBER 31, 2009 AND UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 2010
(in thousands)

1. Basis of Presentation

The unaudited pro forma condensed combined consolidated statements of operations for the nine months ended September 30, 2010 and the twelve months ended December 31, 2009 give effect to the Transave acquisition as if it had occurred on January 1, 2009. The unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2010 gives effect to the Transave acquisition as if it had occurred on September 30, 2010. The acquisition was recorded using the acquisition method of accounting.

2. Pro Forma Adjustments

(a) To reflect the cash paid in conjunction with the merger on December 1, 2010.  This amount includes $8.0 million in debt payments, $0.6 million in cash consideration and $4.6 million in costs related to the closing of the merger.

(b) To reflect the estimated value of the in-process research and development and other intangible assets related to the purchase price of the acquisition.

(c) To reflect the elimination of an accrual of acquisition-related transaction costs paid at the close of the merger.

(d) To reflect the elimination of the warrant liability, convertible notes and venture debt which were paid in cash or settled in stock at the closing of the merger.  The remaining $0.8 million in venture debt was subsequently paid in October and November by Transave.

(e) To reflect elimination of the shareholders’ equity account of Transave and to reflect issuance of 25,938,818 shares of Insmed common stock (par value $0.01) and 91,745,892 shares of Insmed’s Series B Conditional Convertible Preferred Stock (par value $0.01).  Additional adjustments of approximately $65.4 million in additional paid-in capital reflect fair value of the common and preferred stock issued in excess of the par value.  Additional adjustments in accumulated deficit reflect $4.6 million of acquisition-related transaction costs and $0.3 million in charges relating to the release of the venture debt.

(f) To reflect reversal of interest expense and deferred financing cost amortization related to Transave borrowings paid down as a result of the merger totaling $2.0 million and $3.5 million for the twelve months ended December 31, 2009 and nine months ended September 30, 2010, respectively.

(g) To reflect the issuance of 25,938,818 shares of Insmed common stock and 91,745,892 shares of Insmed’s Series B Conditional Convertible Preferred Stock on the date of acquisition. The preferred shares do not share in any of the company’s losses, therefore are not included in shares used for basic net income for the nine months ended September 30, 2010

(h) To reflect alternative minimum tax (AMT) after consideration of AMT net operating loss carryforwards